UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2008

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On February 7, 2008, USF Holland and USF Reddaway (the “companies”), subsidiaries of YRC Regional Transportation, a subsidiary of YRC Worldwide Inc., announced to their customers that the companies would be closing certain service centers within their service territories. The closings are expected to occur on February 22, 2008.

USF Holland will close six service centers located on the fringe of its service territory. The six facilities are located in Albany, GA; Jackson, MS; Lumberton, NC; Little Rock, AR; Mobile, AL; and Metter, GA. USF Reddaway will close 21 service centers located in Louisiana, New Mexico, Oklahoma and Texas. Service will still be available to these areas as indirect points through other brands in YRC North American Transportation.

These actions are a significant component of the previously announced $50 million profit improvement plan for YRC Regional Transportation. The companies expect to incur about $10 million in total of one-time shutdown costs primarily related to cash payments of $5 million for lease terminations and $5 million for employee severance. The majority of these charges are expected be recognized in the first quarter of 2008.

This Form-8K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “expected,” and similar expressions are intended to identify forward-looking statements.

The company’s expectations regarding the timing of the service center closings, the one-time shutdown costs and the timing of those costs are only its expectations regarding these matters. The actual date of the closings could differ based on a number of factors including (among others) the timing of our ability to transport our customers’ freight from each of the affected service centers. Actual shutdown costs and the timing of those costs could differ based on a number of factors including (among others) our ability to enter into, and the terms of, lease termination agreements for the leased properties, the accuracy of our estimates regarding the fair market value of the owned properties, our ability to enter into agreements to sell the owned properties and our ability to identify all costs related to the closing of the service centers and to properly categorize the costs by type.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: February 7, 2008	By:	/s/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President,
General Counsel and Secretary